THE OHIO ART COMPANY                  Contact: RON COMO & ASSOCIATES, INC.
One Toy Street                                 330 East 46th St., Suite 7C
P.O. Box 111                                   New York, NY 10017
Bryan, OH 43506                                Tel:   (212) 557-4140
Jerry D. Kneipp
Chief Financial Officer
Tel:  (419) 636-3141

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                                               Immediate Release
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             THE OHIO ART COMPANY REPORTS OPERATING RESULTS FOR THE
                 FOURTH QUARTER AND YEAR ENDED JANUARY 31, 2000
                 ----------------------------------------------

BRYAN, Ohio--(BUSINESS WIRE)--April 7, 2000--The Ohio Art Company, (ASE:OAR), today announced operating results for the fourth quarter and for the year ended January 31, 2000.


Net sales increased approximately 14% from $45,937,000 for the year ended January 31, 1999 to $52,539,000 for the year ended January 31, 2000. Net sales increased approximately 14% from $10,109,000 for the quarter ended January 31, 1999 to $11,497,000 for the quarter ended January 31, 2000. Domestic toy sales were up over the previous year based on the continued success of Betty Spaghetty(R) fashion doll and the Etch A Sketch(R) drawing toy whose 40-year popularity was bolstered by the release of the movie Toy Story II(R) during the holiday season.


International toy sales were down about 11% due primarily to market softness in the Far East and South America. The European market segment continued to report volume increases based on the strength of the Betty Spaghetty(R) fashion doll. Diversified Product sales excluding material purchased and resold at cost to a major customer, were slightly ahead of the previous fiscal year but, divisional operating results were hampered by increased overheads and quality related issues.


Net income for the fourth quarter ended January 31, 2000 amounted to $289,000 or $0.33 per share on 865,000 average shares outstanding, compared to a net loss of $2,183,000 or $2.51 per share, on 867,000 average shares outstanding during the quarter ended January 31, 1999.


Net income for the year ended January 31, 2000 amounted to $431,000 or $0.50 per share on 865,000 average shares outstanding, versus a net loss of $1,827,000 or $2.10 per share, on 869,000 average shares outstanding during the year ended January 31, 1999.

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In the fourth quarter,  previously  reported results of operations for the first three quarters of fiscal 2000 were re-stated, as a result of inventory adjustments culminating in a cumulative reduction of net income of $1,667,000 or $1.92 per share.


In early April, the company completed the refinancing of its working capital line with the result that the company is now in compliance with its loan covenants and its bank debt has been classified as long-term debt.


Established in 1908 and headquartered in Bryan, Ohio, The Ohio Art Company manufactures and markets the world famous Etch A Sketch(R) drawing toy, as well as a complete line of toys that enhance and provide development, creativity and positive reinforcement. Product lines include "Making Creativity Fun" activity toys, such as Etch A Sketch(R), Glitter Writer(R), Zooper(TM) Sounds Etch A Sketch(R), Betty Spaghetty(R) doll and Water T-Ball(TM). In addition, the Company's Diversified Products Division manufactures specialty plastic and lithographed products for the automotive, photographic, food container and specialty premium markets.


                 THE OHIO ART COMPANY AND SUBSIDIARIES
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                   (Thousands Except Per Share Data)

                                 Year Ended       Three Months Ended
                                 ----------       ------------------
                             1/31/00    1/31/99    1/31/00    1/31/99
                             -------    -------    -------    -------

Net Sales                    $52,539    $45,937    $11,497    $10,109
Income (Loss) Before Taxes       764     (1,697)       289     (2,053)
Provision for Income Taxes       333        130          0        130
Net Income (Loss)                431     (1,827)       289     (2,183)
Net Income (Loss) Per Share     0.50      (2.10)      0.33      (2.51)
Average Shares Outstanding       865        869        865        867